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                                                                       EXHIBIT 3

                           CONFIDENTIALITY AGREEMENT

     THIS CONFIDENTIALITY AGREEMENT ("Agreement") is made this 14th day of April, 1999, by and between URS CORPORATION, a Delaware corporation with its principal office located at 100 California Street, Suite 500, San Francisco, California 94111 ("URS"), and DAMES & MOORE GROUP, a Delaware corporation with its principal office located at 911 Wilshire Boulevard, Suite 700, Los Angeles, California 90017 ("Dames & Moore").

                                    RECITALS

     A. URS and Dames & Moore have expressed interest in exploring the possibility of entering into some form of business combination or similar transaction between URS and Dames & Moore (a "Transaction").

     B. Toward this end, URS desires to investigate and examine the business operations, accounts, books, records, financial condition and services of Dames & Moore, and Dames and Moore desires to investigate and examine certain aspects of the financial resources of URS.

     C. The parties are willing to facilitate such investigations and examinations by providing each other with certain information and other assistance upon the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, the parties agree as follows:

     1. Dames & Moore shall permit certain authorized officers, employees, attorneys, financial advisors, accountants and other representatives ("Representatives") of URS, as identified in advance, to examine certain books, records, accounts, documents and other materials of Dames & Moore, and to discuss its business and financial affairs with designated Representatives of Dames and Moore. URS shall permit certain Representatives of Dames & Moore, as identified in advance, to examine the financing commitments and related materials obtained by URS relating to the ability of URS to fund and consummate a Transaction, and to discuss its business and financial affairs with designated Representatives of URS.

     2. The term "Confidential Information," as used in this Agreement, shall mean information or material relating to one party obtained by or provided to the other party, directly or indirectly, whether or not in writing, and whether delivered to one party by the other party, obtained or ascertained as a result of access to the premises of the other party or any communication with any officer, director, shareholder, employee, agent or other representative of the other party, or obtained or ascertained in any other manner. Without limiting the generality of the foregoing, Confidential Information includes, but is not limited to, the following types of information: designs, drawings, specifications, data, diagrams, technical information, flow charts, marketing techniques and other information related to customers and suppliers, trade secrets, pricing policies, contracts, financial information, analyses, forecasts, studies and any other information about the business or operations of a party designated as Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which: (a) was known to a party without any obligation of confidentiality prior to the
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disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement or any other agreement; (c) is revealed to a party by a third party who to the knowledge of such party has not breached any obligation of confidentiality; or (d) is independently developed by a party or its Representatives.

     3. URS and Dames & Moore agree to hold, and to cause their respective Representatives to agree to hold, all Confidential Information of the other party in confidence, and not to directly or indirectly cause, permit or enable the disclosure, publication, transfer, misappropriation or revealing to any person or entity of such Confidential Information, other than to their Representatives who have a need to know in connection with discussions concerning a possible Transaction, without the express prior written consent of a duly authorized Representative of such party, except as required by law. URS and Dames & Moore also agree, and will cause their respective Representatives to agree, not to use the Confidential Information of the other party for any purpose at any time, other than for the sole purpose of considering and evaluating a possible Transaction. Each of the parties will be responsible for any breach of this Agreement by its Representatives to the extent that such party would be responsible therefor under principles of agency law or as a "controlling person" under Section 21A(b)(a)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each party shall be entitled to directly enforce such agreement.

     4. In furtherance of the foregoing, each party agrees not to use any Confidential Information of the other party in any way directly or indirectly detrimental to the other party. In particular, each party agrees that for a period of twelve months from the date of this Agreement, without the prior written consent of the other party, it will not knowingly, as a result of knowledge or information obtained from the Confidential Information of the other party, directly or indirectly, (i) solicit for employment or hire any employee of the other party with whom its Representatives have had contact or who became known to them in connection with their consideration of a possible Transaction, or (ii) divert or attempt to divert any business or customer of the other party; provided that nothing in this Section 4 shall prevent either party from hiring an employee of the other party who responds to general employment solicitations in the ordinary course of the hiring party's business (including published advertisements) not specifically directed to any such employee.

     5. Dames & Moore further agrees, that until May 7, 1999, or for such further period up to May 31, 1999 as the parties are continuing to negotiate towards a definitive agreement relating to a possible Transaction, or for such further period as the parties may agree in writing to further extend this
Section 5, Dames & Moore and its directors, officers, affiliates and other Representatives agree not to, directly or indirectly, solicit, initiate, respond to, entertain, encourage submission of proposals or offers, provide information or enter into negotiations or discussions with or in any manner encourage, discuss, accept or consider any proposal or offer of any person other than URS relating to the acquisition of all or a substantial portion of the assets, business or capital stock of Dames & Moore; provided that nothing in this paragraph shall prevent Dames & Moore or its directors or officers from responding to and considering unsolicited firm offers for any such transaction from a person other than URS if and to the extent that, in the written opinion of Dames & Moore, failure to do so would constitute a violation of applicable law. Dames & Moore will immediately terminate any and all active discussions or negotiations with any other party regarding any such possible transaction, and agrees to immediately inform

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URS in writing of the receipt, terms and other details of any unsolicited inquiry or proposal regarding any such transaction if received by Dames & Moore or its Representatives.

     6. URS agrees, for a period of twelve months from the date of this Agreement, that, without the prior written consent of Dames & Moore, it will not
(i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, in excess of 5% of the outstanding voting securities of Dames & Moore or any direct or indirect rights to acquire any voting securities of Dames & Moore or any subsidiary thereof, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Dames & Moore, (iii) make any public announcement or reference with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Dames & Moore or its securities or assets, (iv) participate in any discussions or negotiations with any third party regarding, or furnish any information to any third party, regarding any such transaction, (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; or (vi) make any request or proposal to amend or waive any provision of this Agreement except in a non-public and confidential manner. The provisions of this Section 5 shall terminate immediately and have no further binding effect on URS, however, in the event that (a) any third party or "group" (as defined above) unaffiliated with URS initiates a tender of exchange offer for in excess of 25% of the outstanding voting securities of Dames & Moore, (b) Dames & Moore enters into, or announces its intention to enter into, any agreement to sell or dispose of 50% or more of its asserts to an unaffiliated party or "group", or (c) Dames & Moore enters into, or announces its intention to enter into, any agreement providing for a merger, combination or similar transaction as a result of which either (1) the stockholders of Dames & Moore immediately preceding such transaction would cease to hold in excess of 50% of the voting securities of the surviving or resulting entity immediately following such transaction or (2) the directors of Dames and Moore immediately prior to such transaction cease to constitute at least a majority of the directors of Dames & Moore immediately following such transaction. In addition, notwithstanding the provisions of this Section 5, URS shall not be prohibited at any time from acquiring, offering to acquire or announcing an intention to acquire, in good faith, not less than 100% of the outstanding voting securities of Dames & Moore pursuant to an unsolicited tender offer, for cash, securities or a combination of cash and securities, with a value per share of Dames & Moore common stock of not less than 143% of the closing price of such stock on April 14, 1999.

     7. In the event that discussions relating to a possible Transaction cease for any reason, each party shall (a) within ten (10) days return, and cause its Representatives to return, to the other party all copies of any Confidential Information received from the other party, (b) destroy all notes, compilations and analyses with respect to, based upon or derived from such Confidential Information, and confirm such destruction to the other party in writing, (c) not make any other use of such Confidential Information, and (d) not provide such Confidential Information to any other person or entity for any purpose, except as required by law.

     8. Unless and until this Agreement is terminated by mutual agreement, each party hereto agrees to obtain the approval of the other party hereto prior to issuing any press release, public statement or announcement regarding a possible Transaction or the fact that the parties are engaged in discussions or have exchanged information; provided, however, that notwithstanding anything herein to the contrary, the provisions of this Section 8 shall not prohibit any party hereto from making any press release, public statement or announcement if such party believes, based on the advice of counsel, that it is required to do so under any applicable law, rule or regulation, in which event such party shall use its best efforts to provide the other party with at

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least 24 hours prior notice of such release, statement or announcement, and shall promptly provide copies thereof to the other party.

     9. In the event that either party or any of its Representatives is required or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, regulatory inquiry, criminal or civil investigative demand or similar process, or otherwise) to disclose any Confidential Information of the other party, such party will provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The other party shall promptly advise the first party of the action it intends to take. In the event no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, such party will furnish only that portion of the Confidential Information which (based on the advice of counsel) is legally required, and will exercise its best efforts to obtain confidential treatment for such Confidential Information from the person, regulatory authority or other entity to whom it is disclosed.

     10. Each party acknowledges and agrees that, although each party has and will endeavor to provide the other party only with such information as it believes to be reliable, no party is making any representation or warranty as to the accuracy or completeness of any such information, and no party shall have any liability resulting from the use of any such information by the other party. The parties agree that they are not entitled to rely on the accuracy or completeness of any such information, and they will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement they may reach with respect to a Transaction, subject to such limitations and restrictions as any such definitive agreement may contain. Each party agrees that unless and until a definitive agreement between URS and Dames & Moore with respect to a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind with respect to such a Transaction by virtue of this Agreement or any other oral expression with respect to such a Transaction by any of the directors, officers, agents, employees or other Representatives of either party except for the matters agreed upon in this Agreement. Each party further agrees that it shall have no obligation to authorize or pursue with the other party or any other party any Transaction, and understands that the other party has not, as of the date of this Agreement, finally authorized any such Transaction.

     11. Each party understands and agrees that, because of the unique nature of the Confidential Information, URS, Dames & Moore or third parties will suffer immediate, irreparable harm in the event a party fails to comply with any of the obligations in this Agreement and that monetary damages will be inadequate to compensate the other party for such breach. Accordingly, each party agrees that the other party will be entitled, in addition to any other remedies available to it at law or in equity, to injunctive relief to enforce the terms of this Agreement.

     12. Each party acknowledges that it is aware, and will advise its Representatives, that United States securities laws restrict, under certain circumstances, persons who have material, non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling securities of a company to which such information relates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell any such securities.

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     13.  This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all other oral or written agreements, representations and understandings. In the event that any provision hereof or any of the parties' obligations if found invalid or unenforceable pursuant to judicial decree or decision, any such provision or obligation shall be deemed and construed to extend only to the maximum permitted by law, and the remainder of the Agreement shall remain valid. The interpretation and performance of this Agreement shall be governed by the law of the State of California. This Agreement may only be amended or modified in writing signed in advance by authorized Representatives of both parties. In the event of any dispute arising out of this Agreement, the prevailing party shall recover its attorneys' fees and other court costs incurred in litigating or otherwise settling or resolving such dispute. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power and privilege under this Agreement. Each party shall bear its own costs and expenses (including the fees and expenses of its own professional advisors and any broker's or finder's fees) incurred in connection with the matters contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of each of the parties as of the date first above written.

DAMES & MOORE GROUP                     URS CORPORATION,
a Delaware corporation                  a Delaware corporation


By: /s/ Arthur C. Darrow                By: /s/ Kent P. Ainsworth
   -------------------------------         -------------------------------
   Arthur C. Darrow                        Kent P. Ainsworth
   Chairman of the Board                   Executive Vice President and
   Chief Executive Officer                 Chief Financial Officer

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